January 30, 2013

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

     Re:   The Calvert Fund
              File numbers 002-76510 and 811-03416

Ladies and Gentlemen:

As Counsel to The Calvert Fund (the "Trust"), it is my opinion, based upon an examination of the Trust's Declaration of Trust and By-Laws and such other original or photostatic copies of Trust records, certificates of public officials, documents, papers, statutes, and authorities as I deemed necessary to form the basis of this opinion, that the securities being registered by this Post-Effective Amendment No. 99 of the Trust will, when sold, be legally issued, fully paid and non-assessable.

Consent is hereby given to file this opinion of counsel with the Securities and Exchange Commission as an Exhibit to the Trust's Post-Effective Amendment No. 99 to its Registration Statement.

Sincerely,

/s/Lancelot A. King

Lancelot A. King
Associate General Counsel